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                                                                       EXHIBIT 5


                                ITT CORPORATION
                          1330 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK  10019-5490


Richard S. Ward
Executive Vice President and General Counsel


                                                                October 16, 1995


ITT Destinations, Inc. and
ITT Corporation
1330 Avenue of the Americas
New York, New York  10019-5490

Re:      Debt Securities and Warrants to Purchase Debt
         Securities of ITT Destinations, Inc.; Guarantee of Debt
         Securities by ITT Corporation

Dear Sirs:

                 This opinion is being furnished on behalf of ITT Destinations, Inc. (the "Company") and ITT Corporation ("ITT") in connection with the proposed offering by the Company of Debt Securities (the "Debt Securities") and Warrants (the "Warrants") to purchase such Debt Securities in an aggregate initial offering price not to exceed $2,000,000,000 (collectively, the "Securities"). The Debt Securities will be issued under the Indenture (the "Indenture") among the Company, ITT and The First National Bank of Chicago, as Trustee, which Debt Securities, subject to certain conditions, will be unconditionally guaranteed as to principal, premium, if any, and interest (the "Guarantees") by ITT. (The Debt Securities may also be issued under indentures with one or more other banking institutions to be qualified as Trustees pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.) The Warrants will be issued under a Warrant Agreement (the "Warrant Agreement") between the Company and a Warrant Agent.
The Securities are being registered under the Securities Act of 1933, as amended, under a Registration Statement on Form S-3 (the "Registration Statement").

                 I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

                 Upon the basis of the foregoing, I am of the opinion that, when the Indenture and the Warrant Agreement shall have been executed and delivered, (i) the Debt Securities, when duly executed, authenticated and delivered and (ii) the Warrants, when duly executed, countersigned and delivered, against payment therefor in accordance with the terms of the Underwriting Agreement or other Selling Agency or Distribution Agreement relating thereto, and pursuant to the provisions of the Indenture and Warrant Agreement, respectively, will be valid and binding obligations of the Company.
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                 Upon the basis of the foregoing, I am of the opinion that, when the Indenture shall have been duly executed and delivered, any Guarantees pursuant thereto shall be valid and binding obligations of ITT.

                 I hereby consent to the filing or incorporation of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under "Legal Opinions" therein.

                                           Very truly yours,


                                           RICHARD S. WARD